Exhibit 99.1

ITG Agrees to Sell ITG Investment Research

NEW YORK, May 10, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that it has signed a definitive agreement to sell ITG Investment Research to Leucadia National Corporation (NYSE: LUK), a diversified holding company. Subject to customary conditions, the transaction is expected to close at the end of May 2016. Upon close, ITG Investment Research will operate as M Science.

Under the terms of the agreement, Leucadia will acquire ITG Investment Research for $12 million in cash. ITG expects to generate a net increase in cash of more than $5 million. ITG does not expect to book a material gain or loss from this transaction after related costs and taxes and the write-down of the remaining intangibles associated with ITG Investment Research.

ITG Investment Research currently provides data driven research in the Consumer, Telecom, Media, Technology and Macro sectors, covering more than 200 companies.

ITG will continue to deliver energy research to institutional investors under its prior agreement following the sale of RS Energy Group to an affiliate of Warburg Pincus in December 2015.

ITG also announced today that it plans to take a restructuring charge of approximately $1.6 million to reduce the headcount within its U.S. high-touch sales trading operation as a result of this sale. ITG expects to realize cost savings of approximately $3 million annually as a result of this action.

Commenting on the sale, ITG Chief Executive Officer and President, Frank Troise, said, “The sale of our remaining research operations and the associated cost reduction measures we took today provide clarity to our clients, our shareholders and our employees that our strategic focus and resource allocation will be applied to our core capabilities in execution, liquidity, platforms and analytics. We thank our colleagues for their dedication and contributions to our firm.”

ITG will provide more details about these developments, including forecasted impacts on revenues and expenses, after the transaction closes.

About ITG

ITG is an independent broker and financial technology firm that improves the efficiency and execution quality of institutional trading. ITG helps clients understand market trends, mitigate risk and navigate increasingly complex markets. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality execution and liquidity solutions along with workflow tools and analytics. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information, please visit www.itg.com.

Investor/Media Contact:

ITG

J.T. Farley

+1 212 444 6259

corpcomm@itg.com

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2015 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and domestically, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and increased regulatory scrutiny, customers’ reactions to the settlement in August 2015 with the Securities and Exchange Commission, the outcome of contingencies such as legal proceedings or governmental or regulatory investigations, the volatility of our stock price, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to protect our intellectual property, our ability to execute on strategic transactions or initiatives, our ability to attract and retain talented employees, and our ability to pay dividends or repurchase our common stock in the future. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

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